EXHIBIT 21

                           SUBSIDIARIES OF THE COMPANY

A&B Bolt & Supply, Inc.
American Rivet Company, Inc.
Beaird Industries, Inc.
Blastco Services Company
   R. J. Machine Company, Inc.
Bolt Manufacturing Co., Inc.
GHX, Incorporated
   GHX, Incorporated of Louisiana
Landreth Metal Forming, Inc.
LSS-Lone Star-Houston, Inc.
   Amflow Master Environmental, Inc.
Philform, Inc.
Pipeline Valve Specialty, Inc.
Manifold Valve Services, Inc.
Moores Pump & Services, Inc.
The Rex Group, Inc.
   First Texas Credit Corporation
   Regal Machine Tool, Inc.
   Rex International Corporation
   Rex Machinery Movers, Inc.
   USC Holdings, Inc.
United Wellhead Services, Inc.
   United Wellhead Services of Louisiana, Inc.
   Wellhead Recycling, Inc.
Whir Acquisition, Inc.

                                      EX-4